ENTERPRISE SOFTWARE CORRECTS ESTIMATE OF
                   WRITE-OFF FROM SALE OF REVIVE TECHNOLOGIES

COLORADO SPRINGS, CO, (PR Newswire) April 26, 1999 -- Enterprise Software, Inc. said today that the Company's press release of April 23, 1999, incorrectly stated the expected write-off resulting from the sale of its REVIVE Technologies subsidiary. As reported, the Company sold REVIVE to ManTech International, Inc., for a total of $1.65 million in cash and short-term notes. In connection with this disposition, the Company will record a loss from discontinued operations in the fiscal year ended March 31, 1999 in the amount of approximately $10.5 million -- not $12.5 million, as erroneously stated in the April 23 release.

Enterprise Software, Inc., a developer of mission critical software for enterprise management, is the parent company of Enterprise Systems Group, Ltd. and CCMS, recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations, cable networks, cable systems and other television distributors. Enterprise Software, Inc. was the parent company of REVIVE Technologies, a global provider of legacy systems conversion services and technologies.

Included in the release are "forward-looking" statements based upon the Company's good faith expectations and beliefs which the Company believes are reasonable but which may differ materially from actual results, depending upon the circumstances, and there can be no assurance that the statements of expectation or belief will result or be achieved or accomplished. Taking into account the foregoing, the actual results could differ materially from those expressed in such forward-looking statements as a result of such important factors as the Company's ability to compete with high-technology competitors which may be larger, offer more services, possess greater resources and other factors described in the Company's reports on file with the Securities and Exchange Commission.